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                                                                   EXHIBIT 23.3

                       [LETTERHEAD OF AVIATION WEEK GROUP]


                                                             September 10, 1996



Mr. Donald L. Mayer, Esq.
Gulfstream Aerospace Corporation
P.O. Box 2206
Savannah, GA  31402-2206

Dear Mr. Mayer:

This letter will confirm the consent of the newsletter, The Weekly of Business Aviation, and its publisher, for Gulfstream Aerospace Corporation to use the name of the newsletter and the information from it referenced in the attached letter of September 9, 1996, as part of the S-1 Registration Statement filed, as may be amended, by Gulfstream Aerospace Corporation with the Securities and Exchange Commission on August 29, 1996.

                                       Sincerely,

                                       /s/ Edmund Pinto


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                 [LETTERHEAD OF GULFSTREAM AEROSPACE CORPORATION]

                                                              September 9, 1996


Mr. Ed Pinto
The Weekly of Business Aviation
1200 G Street NW, Suite 200
Washington, DC  20005

Dear Mr. Pinto:

     As General Counsel for Gulfstream Aerospace Corporation, I would like to request a consent from Aviation Week Group to use the following information which was printed in the Business Aviation Weekly:

     "According to BUSINESS AVIATION WEEKLY, since 1982, the annual unit growth rate for the total business jet fleet worldwide averaged 4.2%."

     Gulfstream Aerospace Corporation is in the process of preparing a registration statement to submit to the Securities Exchange Commission to make a public offering.

     Would it be possible to obtain the consent today by fax? If there are any further questions, please give me a call at (912) 965-3206.

     Many thanks.

                                       Very truly yours,

                                       /s/ Don Mayer
                                       Donald L. Mayer